EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ray Davis                                                               Ron Farnsworth

President/CEO                                                        EVP/Chief Financial Officer

Umpqua Holdings Corporation                                  Umpqua Holdings Corporation

503-727-4101                                                          503-727-4108

raydavis@umpquabank.com                                     ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS FIRST QUARTER 2012 RESULTS

First quarter 2012 operating earnings (1) of $0.23 per diluted share, a 92% increase over same period prior year

Non-covered, non-performing assets decreased 32% year-over-year to 1.05% of total assets

First quarter 2012 non-covered provision for loan losses decreased 52% from prior quarter to $3.2 million

Record first quarter 2012 mortgage banking revenue of $13.1 million, up 39% from prior quarter

Non-covered loans and leases grew $53 million, or 1%, over prior quarter

First quarter 2012 net interest margin at 4.08%, core net interest margin (1) at 4.00%

PORTLAND, Ore. – April 18, 2012 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced first quarter 2012 net earnings available to common shareholders of $25.3 million, or $0.23 per diluted common share, compared to net earnings available to common shareholders of $21.3 million, or $0.19 per diluted common share for the fourth quarter of 2011, and $13.4 million, or $0.12 per diluted common share, for the same period in the prior year.

Operating earnings (1), defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $25.7 million, or $0.23 per diluted common share for the first quarter of 2012, compared to operating earnings of $21.6 million, or $0.19 per diluted common share for the fourth quarter of 2011, and $13.8 million, or $0.12 per diluted common share, for the same period in the prior year.

Significant financial statement items for the first quarter of 2012 include:

•         Non-covered loans and leases grew $53 million and total non-covered loan commitments increased $60 million;

•         Record mortgage banking revenue of $13.1 million on closed loan volume of $403 million;

•         Core net interest margin (1) increased 13 basis points to 4.00% in the first quarter primarily due to lower average interest bearing cash balances, increased average non-covered loan balances and lower cost of interest bearing deposit balances;

•         Non-covered, non-performing assets continues to decline, down to 1.05% of total assets;

•         Non-covered loans past due 30-89 days declined 41%;

•         Non-covered classified assets declined 7%;

•         Provision for non-covered loan losses of $3.2 million and non-covered net charge-offs of $9.5 million, with the difference between the two resulting from the charge-off of specific reserves established in the prior quarter and continued improvement in the loan portfolio;

(1) Operating earnings and Core net interest margin are considered “non-GAAP” financial measures.   More information regarding these measurements and a reconciliation to the comparable GAAP measurements are provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

•         The allowance for non-covered credit losses ended the quarter at 1.48% of total non-covered loans and leases;

•         The cost of interest bearing deposits for the first quarter of 2012 was 0.49%, representing a decrease of 9 basis points on a sequential quarter basis;

•         Debt Capital Markets revenue of $3.1 million;

•         Tangible common equity ratio of 9.38%; and

•         Total risk-based capital of 17.04%, and tier 1 common to risk weighted asset ratio of 12.95%.

“This was another strong quarter for Umpqua Holdings led by record revenues from our Home Lending and our Debt Capital Markets divisions,” said Ray Davis, president and CEO of Umpqua Holdings Corporation.  “Credit quality is performing as expected as our non-performing assets continue to decline while our total loans outstanding continue to grow. We believe that Umpqua has never been better positioned to benefit from both of our growth strategies - organic expansion and potential acquisitions.”

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $120.3 million, or 1.05% of total assets, as of March 31, 2012, compared to $125.6 million, or 1.09% of total assets as of December 31, 2011, and $177.0 million, or 1.53% of total assets as of March 31, 2011.  Of this amount, as of March 31, 2012, $80.5 million represented non-accrual loans, $5.5 million represented loans past due greater than 90 days and still accruing interest, and $34.3 million was other real estate owned (“OREO”).

The Company has aggressively charged-down impaired assets to their disposition values, and the assets are expected to be resolved at those levels, absent further declines in market prices.  As of March 31, 2012, the non-covered, non-performing assets of $120.3 million have been written down by 39%, or $77.4 million, from their current par balance of $197.7 million.

The provision for non-covered loan losses for the first quarter of 2012 was $3.2 million, a 52% decrease from the prior quarter, and a 79% decrease from the same period of the prior year.  This reflects continued improvement and stabilization of credit quality, and the decline of non-performing loans.  Total net charge-offs for the first quarter of 2012 increased to $9.5 million, due in part to the charge-off of specific reserves established in the prior quarter, reducing the allowance for credit losses to 1.48% of non-covered loans and leases at March 31, 2012, as compared to 1.59% of total non-covered loans as of December 31, 2011 and 1.75% of total non-covered loans as of March 31, 2011.  The annualized net charge-off rate for the first quarter of 2012 was 0.64%.

Non-covered loans past due 30 to 89 days were $20.8 million, or 0.35% of non-covered loans and leases as of March 31, 2012, as compared to $35.2 million, or 0.60% of non-covered loans and leases as of December 31, 2011, and $70.7 million, or 1.25% of non-covered loans and leases as of March 31, 2011.

Since 2007, the Company has been aggressively resolving problems arising from the current economic downturn.  The following table recaps the Company’s credit quality trends since the second quarter of 2007, as it relates to the non-covered loan portfolio:

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Credit quality trends – Non-covered loans

(Dollars in thousands)			Allowance for
			non-covered	Non-covered	Non-covered,
	Provision for	Non-covered	credit losses	loans	non-performing
	non-covered	Net	to non-covered	30-89 days	assets to
	loan losses	charge-offs	loans %	past due %	total assets %
Q2 2007	$ 3,413	$ 31	1.17%	0.56%	0.59%
Q3 2007	20,420	865	1.47%	0.99%	0.96%
Q4 2007	17,814	21,188	1.42%	0.64%	1.18%
Q1 2008	15,132	13,476	1.45%	1.13%	1.06%
Q2 2008	25,137	37,976	1.22%	0.31%	1.25%
Q3 2008	35,454	15,193	1.54%	1.16%	1.66%
Q4 2008	31,955	30,072	1.58%	0.96%	1.88%
Q1 2009	59,092	59,871	1.58%	1.47%	1.82%
Q2 2009	29,331	26,047	1.63%	0.80%	1.73%
Q3 2009	52,108	47,342	1.71%	0.76%	1.70%
Q4 2009	68,593	64,072	1.81%	0.69%	2.38%
Q1 2010	42,106	38,979	1.91%	0.93%	1.99%
Q2 2010	29,767	26,637	2.00%	0.70%	1.90%
Q3 2010	24,228	30,044	1.91%	1.41%	1.59%
Q4 2010	17,567	23,744	1.82%	0.85%	1.53%
Q1 2011	15,030	19,118	1.75%	1.25%	1.53%
Q2 2011	15,459	15,497	1.72%	0.76%	1.37%
Q3 2011	9,089	13,952	1.61%	0.84%	1.24%
Q4 2011	6,642	6,606	1.59%	0.60%	1.09%
Q1 2012	3,167	9,465	1.48%	0.35%	1.05%
Total	$521,504	$500,175

Non-covered construction loan portfolio

Total non-covered construction loans declined to $261 million as of March 31, 2012, representing a decrease of 6% since December 31, 2011, and a decrease of 29% from March 31, 2011.  Within this portfolio, the residential development loan segment was $75 million, or 1% of the total non-covered loan portfolio.  Of this amount, $13.1 million represented non-performing loans and $23.0 million were classified as performing restructured loans.  The residential development loan segment has decreased $57 million, or 43%, since March 31, 2011.

The remaining $186 million in non-covered construction loans as of March 31, 2012, primarily represent commercial construction projects.  Of this amount, $2.1 million represented non-performing loans and $19.9 million were classified as performing restructured loans.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $3.62 billion as of March 31, 2012.  Of this total, $2.45 billion are non-owner occupied and $1.17 billion are owner occupied.  Of the total term commercial real estate portfolio, $45.6 million were on non-accrual status, $0.9 million were past due 90 days or more and accruing interest, and $12.1 million were past due 30-89 days as of March 31, 2012.  Of the total non-covered commercial real estate portfolio, 5% matures in 2012, 7% in 2013, 17% in years 2014-2015, and 21% in years 2016-2017.  The remaining 50% of the portfolio matures in or after the year 2018.

Non-covered restructured loans

Non-covered restructured loans on accrual status were $70.2 million as of March 31, 2012, as compared to $80.6 million as of December 31, 2011, and $67.5 million as of March 31, 2011.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Additional information related to asset quality

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan portfolio: non-performing asset detail by type and by region, loans past due 30 to 89 days by type and by region, loans past due 30 to 89 days trends, and restructured loans on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $12.8 million, or 0.11% of total assets, as of March 31, 2012, as compared to $19.5 million, or 0.17% of total assets, as of December 31, 2011, and $27.7 million, or 0.24% of total assets, as of March 31, 2011. The total non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans.  As a result, individual loans underlying the loan pools are not reported as non-performing.  Rather, accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool.  To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits.  The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence.  To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income.  To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be offset by a corresponding decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Net interest margin

The Company reported a tax equivalent net interest margin of 4.08% for the first quarter of 2012, as compared to 4.13% for the fourth quarter of 2011, and 4.18% for the first quarter of 2011.  The decrease in net interest margin in the current quarter over the prior quarter resulted primarily from the decline in non-covered loan yields, the decrease in average covered loan balances and the decrease in loan disposal gains from the covered loan portfolio, partially offset by a decrease in average interest bearing cash, the increase in average non-covered loans outstanding, a decrease in interest bearing liabilities and the decrease in the cost of interest bearing deposits.  The decrease in net interest margin in the current quarter over the same quarter of the prior year resulted primarily from the decline in non-covered loan yields, the decrease in average covered loan balances and the decline in investment yields, partially offset by a decrease in average interest bearing cash, the increase in average non-covered loans outstanding, a decrease in interest bearing liabilities and the decrease in the cost of interest bearing deposits.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool.  Loan disposal activities contributed $2.8 million of interest income in the first quarter of 2012, as compared to $6.7 million in the fourth quarter of 2011 and $8.2 million in the first quarter of 2011.  While dispositions of covered loans positively impact net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within other non-interest income.  Excluding the impact of covered loan disposal gains, consolidated net interest margin would have been 3.97% for the current quarter, 3.88% for the prior quarter, and 3.86% in the same quarter of the prior year.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Interest and fee reversals on non-accrual loans during the first quarter of 2012 were $0.6 million, negatively impacting the net interest margin by 3 basis points, as compared to recoveries of $0.2 million for the fourth quarter of 2011 and reversals of $1.3 million in the first quarter of 2011.  Excluding the impact of loan disposal gains and interest and fee reversals or recoveries on non-accrual loans, our core net interest margin was 4.00% for the first quarter of 2012, 3.87% for the fourth quarter of 2011 and 3.91% for the first quarter of 2011.  Core net interest margin is considered a “non-GAAP” financial measure.  More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

For the eighteenth consecutive quarter, the Company has reduced the cost of interest bearing deposits.  As a result of these efforts, the cost of interest bearing deposits was 0.49% for the first quarter of 2012, 9 basis points lower than the fourth quarter of 2011 and 34 basis points lower than the first quarter of 2011.  Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company recorded a record $13.1 million in total mortgage banking revenue during the first quarter of 2012, on closed loan volume of $403 million.  This represents a 39% increase in revenue over the fourth quarter of 2011 and a 148% increase in revenue over the same period of the prior year.  In the first quarter of 2012, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $0.9 million.  The decline is primarily related to the continuation of historically low mortgage rates during the quarter that have led to elevated levels of refinancing activity.  Income from the origination and sale of mortgage loans was $12.6 million in the first quarter, representing a 38% increase over the prior quarter, and a 192% increase as compared to the same quarter of the prior year.  As of March 31, 2012, the Company serviced $2.2 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $20.2 million, or 0.92% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the first quarter of 2012.  The majority of the fair value difference over par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR.  As of March 31, 2012, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread.  The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate.  We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates. As of March 31, 2012, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $83.5 million.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Non-interest expense

Total non-interest expense for the first quarter of 2012 was $87.7 million, compared to $85.3 million for the fourth quarter of 2011 and $84.2 million for the first quarter of 2011.  Included in non-interest expense are several categories that are outside of the operational control of the Company or depend on changes in market values, including FDIC deposit insurance assessments and gain or loss on other real estate owned, as well as non-operating related expenses such as merger related costs.  Excluding these non-controllable, valuation related or non-operating related items, the remaining non-interest expense items totaled $80.0 million for the first quarter of 2012, as compared to $79.6 million for the fourth quarter of 2011, and $76.4 million for the first quarter of 2011. The increase in non-interest expense in the current period over the prior quarter consists primarily of increased salaries and benefits expense, related to mortgage and commercial banking loan production, partially offset by a reduction in workout costs.

During the first quarter of 2012, the Company incurred external loan collection and OREO management expense of $3.9 million, compared to $4.4 million for the fourth quarter of 2011, and $4.8 million for the first quarter of 2011.   Mortgage production related expense was $7.2 million in the first quarter of 2012, compared to $6.5 million in the fourth quarter of 2011, and $4.3 million for the first quarter of 2011.

Total FDIC deposit insurance assessments during the first quarter of 2012 were $2.0 million, compared to $2.2 million in the prior quarter, and $3.9 million for the first quarter of 2011.  The decrease in the deposit insurance expense in the current quarter as compared to the same period of the prior year resulted from a structural change in the deposit assessment calculation and rate schedule effective in the second quarter of 2011.

Income taxes

The Company recorded a provision for income taxes of $13.3 million in the first quarter of 2012, representing an effective tax rate of 34.2% on an annualized basis.  The increase in the effective income tax rate in the quarter reflects the increased level of pre-tax income and the effects of permanent differences on our taxable income year to date.

Balance sheet

Total consolidated assets as of March 31, 2012 were $11.5 billion, compared to $11.6 billion on December 31, 2011 and $11.6 billion a year ago.  Total gross loans and leases (covered and non-covered), and deposits, were $6.5 billion and $9.1 billion, respectively, as of March 31, 2012, as compared to $6.5 billion and $9.2 billion, respectively, as of December 31, 2011, and $6.4 billion and $9.3 billion, respectively, as of March 31, 2011.

Total non-covered loans held for investment increased $53.2 million during the first quarter of 2012. This increase is principally due to new loan production in the current period.  Excluding non-covered charge-offs of $12.7 million, the non-covered loan portfolio increased $65.9 million in the current quarter.  Covered loans declined $29.3 million during the first quarter of 2012.  The covered loan portfolio will continue to run-off over time as borrower payments are received and as we work out and resolve troubled credits.

Total deposits decreased $121.5 million, or 1%, on a sequential quarter basis, and $177.5 million, or 2%, from the same period of the prior year.  The decline in deposits primarily results from the run-off of higher priced time deposits and seasonal declines in public funds deposits.  The increase in securities sold under agreements to repurchase over the prior year results from the FDIC discontinuing the allowance of collateralization for uninsured non-public funds deposits, while various customers still require some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market.  At March 31, 2012, the Company had $403 million of interest bearing cash earning 0.25%, the target Federal Funds Rate.  For interest bearing cash in excess of our internal target balance range, we have reinvested these funds and purchased short duration government-sponsored investment securities to offset the interest expense associated with our deposit balances. The Company’s available for sale investment portfolio was $3.1 billion as of March 31, 2012, representing a 6% decrease over the prior year.  The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future loan production.  Including secured off-balance sheet lines of credit, total available liquidity to the Company was $5.0 billion as of March 31, 2012, representing 44% of total assets and 54% of total deposits.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Capital

As of March 31, 2012, total shareholders’ equity was $1.7 billion, comprised entirely of common equity.  Book value per common share was $15.08, tangible book value per common share was $9.04 and the ratio of tangible common equity to tangible assets was 9.38% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below).  During the first quarter of 2012, the Company repurchased 396,000 shares of common stock, for a total of $5.0 million through the previously announced share repurchase plan.  The Company may repurchase up to 12.2 million of additional shares under the previously announced share repurchase plan, and will remain opportunistic based on market conditions.

The Company’s estimated total risk-based capital ratio as of March 31, 2012 is 17.04%.  This represents a decrease from December 31, 2011, as a result of increased risk weighted assets primarily due to non-covered loan growth and a decrease in interest bearing cash.  Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%.  The Company’s estimated Tier 1 common to risk weighted assets ratio is 12.95% as of March 31, 2012.  These capital ratios as of March 31, 2012 are estimates pending completion and filing of the Company’s regulatory reports.

American Perspective Bank Transaction

On April 10, 2012, Umpqua Bank announced the signing of a definitive agreement to acquire American Perspective Bank for $10.00 per share in cash, giving the acquisition a total value of approximately $44.7 million.  The transaction remains subject to a number of closing conditions including customary conditions related to receipt of shareholder and regulatory approval, a limit on the number of dissenting shareholders, no material adverse effects with respect to either party, the continuing accuracy of representations and warranties and performance by both parties of the merger agreement covenants.  Each party may terminate the merger agreement under specific situations including an uncured breach, a determination by American Perspective Bank’s board of directors that termination is required to comply with their fiduciary duties, American Perspective Bank shareholders fail to approve the merger agreement, or the American Perspective Bank board of directors fails to recommend the transaction to shareholders.  The merger agreement is filed as an exhibit to a Form 8-K filed with the SEC on April 10, 2012.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance.  Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, Umpqua may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power.  Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Net earnings available to common shareholders	$25,336	$21,279	$13,405	19%	89%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	329	332	325	(1)%	1%
Merger related expenses, net of tax (1)	60	34	109	76%	(45)%
Operating earnings	$25,725	$21,645	$13,839	19%	86%

Earnings per diluted share:
Earnings available to common shareholders	$0.23	$0.19	$0.12	21%	92%
Operating earnings	$0.23	$0.19	$0.12	21%	92%

(1)     Income tax effect of pro forma operating earnings adjustments at 40%.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Management believes pre-tax, pre-credit cost operating income is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle.  Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control, to monitor how we are growing core pre-tax income of the Company over time, through organic growth and acquisitions. Pre-tax, pre-credit cost operating income is calculated starting with operating earnings (as defined above) and adding back operating provision for income taxes, earnings allocated to participating securities, provision for loan and lease losses, net gains or losses on other real estate owned and credit related external workout costs.  For covered losses and expenses that are subject to loss-share, we have also deducted the associated gain recognized on the FDIC indemnification asset.

The following table provides the reconciliation of operating earnings (non-GAAP) to pre-tax, pre-credit cost operating income (non-GAAP) for the periods presented (the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP) is provided in the preceding tables):

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Operating earnings	$25,725	$21,645	$13,839	19%	86%
Adjustments:
Provision for non-covered loan and lease losses	3,167	6,642	15,030	(52)%	(79)%
Provision for covered loan and lease losses	(31)	698	7,268	(104)%	(100)%
Net loss on non-covered other real estate owned	3,187	1,723	2,833	85%	12%
Net loss on covered other real estate owned	2,454	1,703	951	44%	158%
Non-covered loan & OREO workout costs	1,964	2,149	2,488	(9)%	(21)%
Covered loan & OREO workout costs	1,934	2,281	2,354	(15)%	(18)%
Covered losses & expenses impact on FDIC indemnification asset	(3,486)	(3,746)	(8,458)	(7)%	(59)%
Operating provision for income taxes	13,516	10,966	6,810	23%	98%
Dividends and undistributed earnings allocated to participating securities	167	103	62	62%	169%
Pre-tax, pre-credit cost operating income	$48,597	$44,164	$43,177	10%	13%

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Management believes core net interest income and  core net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality.  Management uses these measures to evaluate core net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Core net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools.  Core net interest margin is calculated by dividing annualized core net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to core net interest income (non-GAAP), and net interest margin (GAAP) to core net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Net interest income	$102,355	$106,655	$104,902	(4)%	(2)%
Tax equivalent adjustment (1)	1,151	1,091	1,073	5%	7%
Net interest income – tax equivalent basis (1)	103,506	107,746	105,975	(4)%	(2)%

Adjustments:
Interest and fee reversals or recoveries on non-accrual loans	646	(167)	1,283	(487)%	(50)%
Covered loan disposal gains	(2,787)	(6,660)	(8,230)	(58)%	(66)%
Core net interest income – tax equivalent basis (1)	$101,365	$100,919	$99,028	0%	2%

Average interest earning assets	$10,197,329	$10,348,231	$10,276,145	(1)%	(1)%

Net interest margin – consolidated (1)	4.08%	4.13%	4.18%
Core net interest margin – consolidated (1)	4.00%	3.87%	3.91%

(1)     Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs).  Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011

Total shareholders' equity	$1,687,052	$1,672,413	$1,651,427
Subtract:
Goodwill and other intangible assets, net	676,010	677,224	680,922
Tangible common shareholders' equity	$1,011,042	$995,189	$970,505

Total assets	$11,453,178	$11,563,355	$11,550,728
Subtract:
Goodwill and other intangible assets, net	676,010	677,224	680,922
Tangible assets	$10,777,168	$10,886,131	$10,869,806

Common shares outstanding at period end	111,892,969	112,164,891	114,642,471

Tangible common equity ratio	9.38%	9.14%	8.93%
Tangible book value per common share	$9.04	$8.87	$8.47

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, April 19, 2012, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss first quarter 2012 results and provide an update on recent activities.  There will be a question-and-answer session following the presentation.  Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 516-2377 a few minutes before 10:00 a.m.  The conference ID is 5754689.  A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 5754689 or by visiting www.umpquaholdingscorp.com.  Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, April 18, 2012.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  In this press release we make forward-looking statements about realizing benefits from organic expansion and potential acquisitions,  our success in resolving remaining credits at the estimated disposition value of related collateral, the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio, deposit pricing strategies and their effect on interest rates and liquidity requirements, valuations of junior subordinated debentures, our plans to hold a large interest bearing cash position, relative to historical levels, and our ability to conclude the acquisition of American Perspective Bank.   Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, unanticipated weakness in loan demand, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities,  our inability to effectively manage problem credits,  certain loan assets becoming ineligible for loss sharing, unanticipated deterioration in the commercial real estate loan portfolio, unanticipated increases in the cost of deposits, continued negative pressure on interest income associated with our large cash position and occurrence or non-occurrence of an event that would prevent closing the transaction with American Perspective Bank.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change
Interest income
Non-covered loans and leases	$77,659	$80,607	$78,733	(4)%	(1)%
Covered loans and leases	17,343	21,288	21,547	(19)%	(20)%
Interest and dividends on investments:
Taxable	18,120	17,462	22,043	4%	(18)%
Exempt from federal income tax	2,277	2,174	2,165	5%	5%
Dividends	6	3	3	100%	100%
Temporary investments & interest bearing deposits	237	383	401	(38)%	(41)%
Total interest income	115,642	121,917	124,892	(5)%	(7)%
Interest expense
Deposits	8,845	10,800	15,666	(18)%	(44)%
Repurchase agreements and fed funds purchased	80	134	122	(40)%	(34)%
Term debt	2,304	2,333	2,289	(1)%	1%
Junior subordinated debentures	2,058	1,995	1,913	3%	8%
Total interest expense	13,287	15,262	19,990	(13)%	(34)%
Net interest income	102,355	106,655	104,902	(4)%	(2)%
Provision for non-covered loan and lease losses	3,167	6,642	15,030	(52)%	(79)%
Provision for covered loan and lease losses	(31)	698	7,268	(104)%	(100)%
Non-interest income
Service charges	6,666	7,886	7,821	(15)%	(15)%
Brokerage fees	2,944	3,019	3,377	(2)%	(13)%
Mortgage banking revenue, net	13,082	9,384	5,275	39%	148%
Net gain (loss) on investment securities	148	(43)	(25)	(444)%	(692)%
Loss on junior subordinated debentures
carried at fair value	(548)	(554)	(542)	(1)%	1%
Change in FDIC indemnification asset	(1,845)	(5,133)	2,905	(64)%	(164)%
Other income	6,790	3,569	2,774	90%	145%
Total non-interest income	27,237	18,128	21,585	50%	26%
Non-interest expense
Salaries and employee benefits	47,093	46,039	44,610	2%	6%
Net occupancy and equipment	13,498	13,417	12,517	1%	8%
Intangible amortization	1,212	1,224	1,251	(1)%	(3)%
FDIC assessments	1,968	2,207	3,873	(11)%	(49)%
Net loss on non-covered other real estate owned	3,187	1,723	2,833	85%	12%
Net loss on covered other real estate owned	2,454	1,703	951	44%	158%
Merger related expenses	100	57	181	75%	(45)%
Other expense	18,184	18,969	17,985	(4)%	1%
Total non-interest expense	87,696	85,339	84,201	3%	4%
Income before provision for income taxes	38,760	32,104	19,988	21%	94%
Provision for income taxes	13,257	10,722	6,521	24%	103%
Net income	25,503	21,382	13,467	19%	89%
Dividends and undistributed earnings
allocated to participating securities	167	103	62	62%	169%
Net earnings available to common shareholders	$25,336	$21,279	$13,405	19%	89%

Weighted average basic shares outstanding	111,989,033	113,164,505	114,575,556	(1)%	(2)%
Weighted average diluted shares outstanding	112,160,262	113,320,750	114,746,218	(1)%	(2)%
Earnings per common share – basic	$0.23	$0.19	$0.12	21%	92%
Earnings per common share – diluted	$0.23	$0.19	$0.12	21%	92%

Umpqua Holdings Corporation Announces First Quarter 2012 Results April 18, 2012 Page 14 of 22 Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)
				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change
Assets:
Cash and due from banks	$134,202	$152,265	$123,975	(12)%	8%
Interest bearing deposits	403,468	445,954	515,429	(10)%	(22)%
Temporary investments	651	547	559	19%	16%
Investment securities:
Trading, at fair value	3,156	2,309	2,572	37%	23%
Available for sale, at fair value	3,095,009	3,168,578	3,285,219	(2)%	(6)%
Held to maturity, at amortized cost	4,625	4,714	4,634	(2)%	0%
Loans held for sale	127,117	98,691	52,655	29%	141%
Non-covered loans and leases	5,941,270	5,888,098	5,632,363	1%	5%
Allowance for non-covered loan and lease losses	(86,670)	(92,968)	(97,833)	(7)%	(11)%
Non-covered loans and leases, net	5,854,600	5,795,130	5,534,530	1%	6%
Covered loans and leases, net	593,179	622,451	741,630	(5)%	(20)%
Restricted equity securities	32,453	32,581	34,295	0%	(5)%
Premises and equipment, net	153,557	152,366	139,539	1%	10%
Goodwill and other intangibles, net	676,010	677,224	680,922	0%	(1)%
Mortgage servicing rights, at fair value	20,210	18,184	15,605	11%	30%
Non-covered other real estate owned	34,306	34,175	34,512	0%	(1)%
Covered other real estate owned	12,787	19,491	27,689	(34)%	(54)%
FDIC indemnification asset	78,417	91,089	131,873	(14)%	(41)%
Other assets	229,431	247,606	225,090	(7)%	2%
Total assets	$11,453,178	$11,563,355	$11,550,728	(1)%	(1)%

Liabilities:
Deposits	$9,115,165	$9,236,690	$9,292,672	(1)%	(2)%
Securities sold under agreements to repurchase	126,645	124,605	93,425	2%	36%
Term debt	255,160	255,676	257,240	0%	(1)%
Junior subordinated debentures, at fair value	83,453	82,905	81,220	1%	3%
Junior subordinated debentures, at amortized cost	102,463	102,544	102,785	0%	0%
Other liabilities	83,240	88,522	71,959	(6)%	16%
Total liabilities	9,766,126	9,890,942	9,899,301	(1)%	(1)%

Shareholders' equity:
Common stock	1,510,774	1,514,913	1,541,539	0%	(2)%
Retained earnings	141,339	123,726	84,405	14%	67%
Accumulated other comprehensive income	34,939	33,774	25,483	3%	37%
Total shareholders' equity	1,687,052	1,672,413	1,651,427	1%	2%
Total liabilities and shareholders' equity	$11,453,178	$11,563,355	$11,550,728	(1)%	(1)%

Common shares outstanding at period end	111,892,969	112,164,891	114,642,471	0%	(2)%
Book value per common share	$15.08	$14.91	$14.41	1%	5%
Tangible book value per common share	$9.04	$8.87	$8.47	2%	7%
Tangible equity - common	$1,011,042	$995,189	$970,505	2%	4%
Tangible common equity to tangible assets	9.38%	9.14%	8.93%

Umpqua Holdings Corporation Announces First Quarter 2012 Results April 18, 2012 Page 15 of 22 Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2012		Dec 31, 2011		Mar 31, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied	$2,447,893	41%	$2,395,919	41%	$2,383,284	42%	2%	3%
Owner occupied	1,168,493	20%	1,162,376	20%	1,104,796	20%	1%	6%
Residential real estate	587,379	10%	566,357	10%	485,917	9%	4%	21%
Construction	260,815	4%	277,210	5%	366,738	7%	(6)%	(29)%
Total real estate	4,464,580	75%	4,401,862	75%	4,340,735	77%	1%	3%
Commercial	1,420,133	24%	1,427,865	24%	1,238,541	22%	(1)%	15%
Leases	30,144	1%	29,845	1%	31,855	1%	1%	(5)%
Installment and other	37,797	1%	39,606	1%	32,516	1%	(5)%	16%
Deferred loan fees, net	(11,384)	0%	(11,080)	0%	(11,284)	0%	3%	1%
Total	$5,941,270	100%	$5,888,098	100%	$5,632,363	100%	1%	5%

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Mar 31, 2012		Dec 31, 2011		Mar 31, 2011		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied	$359,072	61%	$373,917	60%	$434,017	59%	(4)%	(17)%
Owner occupied	90,161	15%	94,883	15%	110,558	15%	(5)%	(18)%
Residential real estate	58,214	10%	63,598	10%	76,205	10%	(8)%	(24)%
Construction	30,334	5%	28,898	5%	39,930	5%	5%	(24)%
Total real estate	537,781	91%	561,296	90%	660,710	89%	(4)%	(19)%
Commercial	48,516	8%	53,610	9%	71,019	10%	(10)%	(32)%
Installment and other	6,882	1%	7,545	1%	9,901	1%	(9)%	(30)%
Total	$593,179	100%	$622,451	100%	$741,630	100%	(5)%	(20)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Mar 31, 2012		Dec 31, 2011		Mar 31, 2011		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$1,994,995	22%	$1,913,121	21%	$1,671,797	18%	4%	19%
Demand, interest bearing	1,112,318	12%	993,579	11%	929,388	10%	12%	20%
Money market	3,481,304	38%	3,661,785	40%	3,412,605	37%	(5)%	2%
Savings	414,105	5%	386,528	4%	670,294	4%	7%	12%
Time	2,112,443	23%	2,281,677	25%	2,908,588	31%	(7)%	(27)%
Total	$9,115,165	100%	$9,236,690	100%	$9,292,672	100%	(1)%	(2)%

Total core deposits-ending (1)	$7,623,320	84%	$7,607,185	82%	$7,227,087	78%	0%	5%

Number of open accounts:
Demand, non-interest bearing	178,916		180,271		177,917		(1)%	1%
Demand, interest bearing	49,610		49,144		45,197		1%	10%
Money market	39,086		40,545		40,401		(4)%	(3)%
Savings	84,985		84,519		86,933		1%	(2)%
Time	30,992		32,153		40,155		(4)%	(23)%
Total	383,589		386,632		390,603		(1)%	(2)%

Average balance per account:
Demand, non-interest bearing	$11.2		$10.6		$9.4
Demand, interest bearing	22.4		20.2		20.6
Money market	89.1		90.3		84.5
Savings	4.9		4.6		4.3
Time	68.2		71.0		72.4
Total	$23.8		$23.9		23.8
(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans on non-accrual status	$80,521	$80,562	$136,125	0%	(41)%
Non-covered loans past due 90+ days & accruing	5,520	10,821	6,327	(49)%	(13)%
Total non-performing loans	86,041	91,383	142,452	(6)%	(40)%
Non-covered other real estate owned	34,306	34,175	34,512	0%	(1)%
Total	$120,347	$125,558	$176,964	(4)%	(32)%

Non-covered performing restructured loans	$70,249	$80,563	$67,499	(13)%	4%

Non-covered loans past due 30-89 days	$20,830	$35,227	$70,665	(41)%	(71)%
Non-covered loans past due 30-89 days to non-covered loans and leases	0.35%	0.60%	1.25%

Non-covered, non-performing loans to
non-covered loans and leases	1.45%	1.55%	2.53%
Non-covered, non-performing assets to total assets	1.05%	1.09%	1.53%

Covered non-performing assets:
Covered loans on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans	--	--	--	nm	nm
Covered other real estate owned	12,787	19,491	27,689	(34)%	(54)%
Total	$12,787	$19,491	$27,689	(34)%	(54)%

Covered non-performing loans to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.11%	0.17%	0.24%

Total non-performing assets:
Loans on non-accrual status	$80,521	$80,562	$136,125	0%	(41)%
Loans past due 90+ days & accruing	5,520	10,821	6,327	(49)%	(13)%
Total non-performing loans	86,041	91,383	142,452	(6)%	(40)%
Other real estate owned	47,093	53,666	62,201	(12)%	(24)%
Total	$133,134	$145,049	$204,653	(8)%	(35)%

Non-performing loans to loans and leases	1.32%	1.40%	2.23%
Non-performing assets to total assets	1.16%	1.25%	1.77%

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Allowance for non-covered credit losses:

Balance beginning of period	$92,968	$92,932	$101,921
Provision for non-covered loan and lease losses	3,167	6,642	15,030	(52)%	(79)%

Charge-offs	(12,691)	(9,112)	(20,875)	39%	(39)%
Recoveries	3,226	2,506	1,757	29%	84%
Net charge-offs	(9,465)	(6,606)	(19,118)	43%	(50)%

Total allowance for non-covered loan and lease losses	86,670	92,968	97,833	(7)%	(11)%

Reserve for unfunded commitments	1,102	940	911	17%	21%
Total allowance for non-covered credit losses	$87,772	$93,908	$98,744	(7)%	(11)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.64%	0.45%	1.38%
Recoveries to gross charge-offs	25.42%	27.50%	8.42%
Allowance for non-covered loan losses to
non-covered loans and leases	1.46%	1.58%	1.74%
Allowance for non-covered credit losses to
non-covered loans and leases	1.48%	1.59%	1.75%

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	Change	Change
Average Rates:
Yield on non-covered loans and leases	5.17%	5.36%	5.63%	(0.19)	(0.46)
Yield on covered loans and leases	11.42%	12.96%	11.38%	(1.54)	0.04
Yield on taxable investments	2.49%	2.42%	2.97%	0.07	(0.48)
Yield on tax-exempt investments (1)	5.43%	5.63%	5.90%	(0.20)	(0.47)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.00	0.00
Total yield on earning assets (1)	4.61%	4.72%	4.97%	(0.11)	(0.36)

Cost of interest bearing deposits	0.49%	0.58%	0.83%	(0.09)	(0.34)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.26%	0.38%	0.59%	(0.12)	(0.33)
Cost of term debt	3.63%	3.62%	3.56%	0.01	0.07
Cost of junior subordinated debentures	4.47%	4.28%	4.23%	0.19	0.24
Total cost of interest bearing liabilities	0.68%	0.76%	0.99%	(0.08)	(0.31)

Net interest spread (1)	3.93%	3.96%	3.98%	(0.03)	(0.05)
Net interest margin – Consolidated (1)	4.08%	4.13%	4.18%	(0.05)	(0.10)

Net interest margin – Bank (1)	4.16%	4.20%	4.25%	(0.04)	(0.09)

As reported (GAAP):
Return on average assets	0.89%	0.73%	0.47%	0.16	0.42
Return on average tangible assets	0.95%	0.77%	0.50%	0.18	0.45
Return on average common equity	6.07%	5.03%	3.30%	1.04	2.77
Return on average tangible common equity	10.16%	8.43%	5.62%	1.73	4.54
Efficiency ratio – Consolidated	67.07%	67.79%	66.01%	(0.72)	1.06
Efficiency ratio – Bank	64.67%	65.56%	63.47%	(0.89)	1.20

Operating basis (non-GAAP): (2)
Return on average assets	0.90%	0.74%	0.48%	0.16	0.42
Return on average tangible assets	0.96%	0.79%	0.52%	0.17	0.44
Return on average common equity	6.16%	5.11%	3.40%	1.05	2.76
Return on average tangible common equity	10.32%	8.57%	5.80%	1.75	4.52
Efficiency ratio – Consolidated	66.72%	67.45%	65.59%	(0.73)	1.13
Efficiency ratio – Bank	64.60%	65.51%	63.33%	(0.91)	1.27

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Temporary investments & interest bearing cash	$383,526	$610,019	$652,844	(37)%	(41)%
Investment securities, taxable	2,913,317	2,886,030	2,964,410	1%	(2)%
Investment securities, tax-exempt	252,629	231,934	219,523	9%	15%
Loans held for sale	102,919	112,191	47,646	(8)%	116%
Non-covered loans and leases	5,934,017	5,855,751	5,623,811	1%	6%
Covered loans and leases	610,921	651,506	767,911	(6)%	(20)%
Total interest earning assets	10,197,329	10,348,231	10,276,145	(1)%	(1)%
Goodwill & other intangible assets, net	676,511	677,735	681,494	0%	(1)%
Total assets	11,450,390	11,606,543	11,572,751	(1)%	(1)%

Non-interest bearing demand deposits	1,881,612	1,920,594	1,644,452	(2)%	14%
Interest bearing deposits	7,251,030	7,349,759	7,683,403	(1)%	(6)%
Total deposits	9,132,642	9,270,353	9,327,855	(1)%	(2)%
Interest bearing liabilities	7,815,701	7,932,082	8,211,760	(1)%	(5)%

Shareholders’ equity - common	1,679,532	1,679,369	1,649,674	0%	2%
Tangible common equity (1)	1,003,021	1,001,634	968,180	0%	4%

(1) Average tangible common equity is a non-GAAP financial measure.  Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation
Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$2,191,215	$2,009,849	$1,691,112	9%	30%
MSR asset, at fair value	20,210	18,184	15,605	11%	30%
MSR as % of serviced portfolio	0.92%	0.90%	0.92%

Mortgage Banking Revenue:
Origination and sale	$12,641	$9,181	$4,336	38%	192%
Servicing	1,363	1,250	1,121	9%	22%
Change in fair value of MSR asset	(922)	(1,047)	(182)	(12)%	407%
Total	$13,082	$9,384	$5,275	39%	148%

Closed loan volume	$402,634	$363,189	$166,737	11%	141%

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•         Table 1 – Non-covered, non-performing asset detail by type and by region

•         Table 2 – Non-covered loans past due 30-89 days by type and by region

•         Table 3 – Non-covered loans past due 30-89 days trends

•         Table 4 – Non-covered restructured loans on accrual status by type and by region

The following is a distribution of non-covered, non-performing assets by type and by region as of March 31, 2012:

Table 1 - Non-covered, non-performing asset detail by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans:
Residential development	$2,585	$8,588	$1,050	$252	$635	$--	$13,110
Commercial construction	662	--	567	--	873	--	2,102
Commercial real estate	1,155	25,248	889	4,796	8,488	5,004	45,580
Commercial	1,228	6,753	533	5,435	4,263	1,517	19,729
Other	--	--	--	--	--	--	--
Total	$5,630	$40,589	$3,039	$10,483	$14,259	$6,521	$80,521

Loans 90 days past due & accruing:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	--	437	--	--	--	499	936
Commercial	--	806	--	61	--	1	868
Other	2	3,165	266	24	259	--	3,716
Total	$2	$4,408	$266	$85	$259	$500	$5,520

Total non-performing loans	$5,632	$44,997	$3,305	$10,568	$14,518	$7,021	$86,041

Other real estate owned:
Residential development	$1,964	$215	$1,457	$517	$4,443	$--	$8,596
Commercial construction	--	2,714	--	--	2,436	--	5,150
Commercial real estate	--	7,063	216	966	8,870	--	17,115
Commercial	521	423	--	--	--	--	944
Other	--	2,224	--	--	277	--	2,501
Total	$2,485	$12,639	$1,673	$1,483	$16,026	$--	$34,306

Total non-performing assets	$8,117	$57,636	$4,978	$12,051	$30,544	$7,021	$120,347
% of total	7%	48%	4%	10%	25%	6%	100%

The Company has aggressively charged-down impaired assets to their disposition values. As of March 31, 2012, the non-covered, non-performing assets of $120.3 million have been written down by 39.1%, or $77.4 million, from their current par balance of $197.7 million.

Umpqua Holdings Corporation Announces First Quarter 2012 Results

April 18, 2012

The following is a distribution of non-covered loans past due 30 to 89 days by loan type by region as of March 31, 2012:

Table 2 – Non-covered loans past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans 30-89 days past due:
Residential development	$--	$--	$--	$--	$--	$--	$--
Commercial construction	--	--	--	--	--	--	--
Commercial real estate	957	2,775	1,421	3,267	3,659	--	12,079
Commercial	40	2,153	36	929	256	--	3,414
Other	--	4,290	364	489	109	85	5,337
Total	$997	$9,218	$1,821	$4,685	$4,024	$85	$20,830

The following is a distribution of non-covered loans past due 30 to 89 days by loan type as of March 31, 2012, December 31, 2011 and March 31, 2011:

Table 3 –Non-covered loans past due 30-89 days trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	% Change	% Change
Loans 30-89 days past due:
Residential development	$--	$4,171	$10,177	(100)%	(100)%
Commercial construction	--	662	5,534	(100)%	(100)%
Commercial real estate	12,079	18,503	32,764	(35)%	(63)%
Commercial	3,414	9,367	16,443	(64)%	(79)%
Other	5,337	2,524	5,747	111%	(7)%
Total	$20,830	$35,227	$70,665	(41)%	(71)%

The following is a distribution of non-covered restructured loans by loan type by region as of March 31, 2012:

Table 4 – Non-covered restructured loans on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans, accrual basis:
Residential development	$--	$14,092	$--	$--	$8,930	$--	$23,022
Commercial construction	--	8,910	--	--	11,001	--	19,911
Commercial real estate	--	10,903	5,243	--	7,190	--	23,336
Commercial	--	--	--	672	3,180	--	3,852
Other	--	--	--	--	--	128	128
Total	$--	$33,905	$5,243	$672	$30,301	$128	$70,249

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